Exhibit 99.02

FOR IMMEDIATE RELEASE	Media Relations:	Catherine Brady
+1-617-945-9316
catherine@jpa.com

	Investors Relations:	PCG Advisory
Adam Holdsworth
+1-646-862-4607
adamh@pcgadvisory.com

GenSpera’s CEO Craig A. Dionne to Present H.C. Wainwright & Co.’s Panel Discussion during ASCO 2015

Mipsagargin Final Top Line Data for Phase II Hepatocellar Carcinoma Now Available on Company’s Website

SAN ANTONIO, May 20, 2015 — GenSpera, Inc. (OTCQB: GNSZ) announced today that Craig A. Dionne, Ph.D., chairman and chief executive officer at GenSpera, will serve as an industry expert on H.C.Wainwright & Co.’s Industry Breakfast Panel on Saturday, May 30, 2015 at the Hyatt Regency McCormick Place, Chicago. The invite only discussion will be moderated by Swayampakula Ramakanth, Ph.D. Senior Biotechnology Analyst at H.C. Wainwright & Co. Dr. Dionne will serve on the panel, which includes industry authorities John M. Farah, Jr., Ph.D., from OncoScire Therapeutics and Jeffrey A. Scott, M.D., from Strategic Oncology Therapeutics. The discussion will consider novel therapeutics to modulate tumor microenvironment, company updates, including GenSpera’s advances in liver, brain and prostate cancer, treatment adoptions, and reimbursement issues and trends.

“I am pleased to have been selected by Dr. Ramakanth to serve on a panel with such distinguished colleagues,” said Dr. Dionne. “I look forward to sharing GenSpera’s story with the audience members who will be attending the American Society of Clinical Oncology annual meeting and have a long term interest and commitment to the fight against cancer.”

GenSpera also announced today that the top line data for Phase II hepatocellar carcinoma (liver cancer) is now available on the GenSpera website. A key finding included in the presentation is Time to Progression in patients treated with mipsagargin is significant with p<0.001 relative to historical control values. All stakeholders have access to the presentation by clicking the following link: Presentations.

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GenSpera Presents at H.C. Wainwright Panel, cont., page 2 of 2

About Mispagargin

Mipsagargin is a prodrug in human clinical trials for several different tumor types. Mipsagargin consists of a thapsigargin derivative, 12ADT, coupled to a peptide that helps solubilize the prodrug and prevents its internalization into cells until the peptide is removed. The mechanism of action works by targeting the enzyme PSMA, which is highly expressed on the surface of almost all cancer tumor vasculature, including those of glioblastoma. PSMA recognizes and removes the peptide, releasing the active ingredient 12ADT into the cell and bringing about cell death. The prodrug delivery system ensures that mipsagargin is activated only within the tumor, providing greater anti-tumor efficacy and minimizing side effects.

About GenSpera

GenSpera, Inc. is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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